Exhibit 10.38

Join an innovative team driven by a bold vision – unleashing tools to accelerate breakthroughs in human health™

May 10, 2024

Sean Mackay

Los Angeles,

California

Dear Sean:

We are pleased to offer you the position of SVP & Chief Business Officer with Standard BioTools Inc, reporting directly to Michael Egholm, Chief Executive Officer and President. You will perform work duties from your home in Los Angeles, California. Additionally, you will be expected to travel to other locations to attend meetings and/or conduct business reviews in the ordinary course of your job responsibilities.

It is an extraordinary time for Standard BioTools. Our technology is empowering customers to improve life by providing tools to accelerate breakthroughs in human health. We invite you to join a leading provider of indispensable life sciences tools that is accelerating global research on multiple frontiers.

At Standard BioTools, we are building a positive culture where our people can do the best work of their careers, informed, and influenced by our core values:

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Customer Commitment. We are committed to developing quality solutions to meet our customers’ unmet needs.
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Integrity. We uphold the highest standards professionally, personally, and intellectually.
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Respect. We show respect for each other, value every voice, and embrace diversity, equity, and inclusion.
•
Continuous Improvement. We foster a culture of continuous improvement that drives us to do better every day.

We hope you are as excited about this opportunity as we are delighted to have you on our team.

The following is a summary of the terms and conditions of this offer, which will apply to your employment with Standard BioTools:

Start Date: May 20, 2024

Compensation:

You will receive an initial salary of $19,791.66 per pay period. We are on a semi-monthly pay schedule with two pay periods per calendar month which generally fall on the 15th and the last day of the month. This equates to a base compensation of $475,000.00 on an annual basis, less deductions as required by law, which will be paid in accordance with the Company’s normal payroll procedures. This is an exempt position. Your salary will be reviewed in accordance with our annual process.

Bonus Target:

You will be eligible to participate in the Company’s Employee Bonus Plan. The bonus will be subject to the achievement of performance objectives with the actual bonus amount to be determined by the Company in its discretion and will be pro-rated based upon your hire date. To earn a bonus, you must remain employed with the Company through the date bonuses are paid, as well as having commenced your employment on or prior to September 30 of the corresponding bonus plan’s performance year. For the purpose of calculating any bonus payout you earn, your target bonus amount will initially be 60% of your annual base salary and is eligible to pay higher depending on Company results.

Join an innovative team driven by a bold vision – unleashing tools to accelerate breakthroughs in human health™

Equity Award:

On your start date of May 20, 2024, you will receive a grant of stock options to purchase 600,000 shares of Standard BioTools Corporation’s Common Stock based on the stock price at the close of market May 20, 2024. Additionally, you will receive a new hire grant of Restricted Stock Units of 600,000 shares with a value of LAB stock at the close of market May 20, 2024. Your grant will be subject to the terms of our equity incentive plan and policies governing grants of equity incentive awards.

Going forward, you will be eligible to participate in all annual and long-term equity incentive plans and programs of the Company in accordance with the terms of such plans as in effect for other senior officers of the Company, at levels determined by the Board (or Compensation Committee, if applicable) in its sole discretion, commensurate with your position.

Benefits:

You are eligible to receive the Company’s standard benefits package which currently includes medical, dental, vision, life, and disability insurance benefits. Benefits will be effective on your date of hire. Additional benefits, as the Company may make generally available to its employees from time to time, will be made available to you. You will be entitled to participate in the Flexible Vacation Plan as well as paid holidays the Company gives to its employees generally, in accordance with company policies.

Workers’ Compensation Insurance:

The Company provides a comprehensive workers’ compensation insurance program at no cost to employees. This program covers any injury or illness sustained in the course of employment that requires medical, surgical or hospital treatment. Insurance carrier: Preferred Employers Group - PO BOX 85838, San Diego, CA 92186, phone number (866) 472-9602.

Confidentiality and Company Policies:

It is important to protect our confidential information and proprietary material. Therefore, as a condition of employment you will be required to sign the Company’s standard At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement.

Notwithstanding anything to the contrary in the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement or any Company plan or policy, the Company acknowledges and agrees that you may continue serving on the boards of directors set forth on Exhibit E to the NDA. In addition, you shall be permitted to maintain your equity interests in the private entities set forth on Exhibit E to the NDA. These board roles and private investments shall not be subject to any additional disclosure and/or pre-clearance requirements unless there is a material increase in your role, responsibility, or time commitment with respect to such activities or you become aware of a potential or actual conflict of interest arising from such activities after the date hereof.

Join an innovative team driven by a bold vision – unleashing tools to accelerate breakthroughs in human health™

Indemnification/D&O Insurance:

You will be indemnified by the Company to the maximum extent permitted by applicable law and the Company’s governing documents, and that certain Indemnification Agreement, dated as of your start date, by and between the Company and you. To the extent that the Company procures directors’ and officers’ liability insurance for the Company’s officers, you shall be covered on a basis no less favorable than such directors and officers are so covered, during your employment and thereafter.

Background and reference checks: This offer is contingent upon successfully passing your background and reference checks.

Employment Authorization:

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within 3 business days of your date of hire, or our employment relationship may be terminated.

Other:

This offer of employment and its related terms will expire on May 13, 2024.

This letter shall be interpreted under California law. You should be aware that your employment with the Company is for no specified period and constitutes “at will” employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause. In addition, your participation in the Company’s total rewards, benefits plans and policies are subject to the specific eligibility requirements and other criteria contained in company policies and individual plan documents, and all Company benefits are subject to discontinuation, modification or change at the Company’s discretion.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the Judicial Arbitration & Mediation Services (“JAMS”) in Santa Clara County California. The current JAMS employment arbitration rules & procedures can be found at http://www.jamsadr.com/rules-employment- arbitration/. The JAMS employment arbitration rules & procedures may, however, be amended by JAMS. You acknowledge that you are waiving your right to a jury trial.

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to Betsy Jensen.

Join an innovative team driven by a bold vision – unleashing tools to accelerate breakthroughs in human health™

This letter, along with the agreement relating to proprietary rights between you and the Company and all applicable equity award agreements, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

We look forward to you joining and being part of Standard BioTools! I am certain we can build a great company together.

Sincerely,

Betsy Jensen
Chief Human Resources Officer
Standard BioTools Inc.

ACCEPTED AND AGREED TO:
May 10, 2024
Sean Mackay	Date